ACCEPTANCE OF APPOINTMENT


I, James D. Haggard, having been appointed the secretary AutoFund Servicing, Inc. (the corporation) do hereby accept said position.




         I understand that pursuant to the bylaws of this corporation the secretary shall manage, be responsible for, and maintain the records of the corporation's business affairs.

         That the secretary shall attend all meetings of the stockholders and directors.

         That the secretary transcribe the minutes of these meetings.

         That the secretary organize all documents of the corporation.






Dated as of July 11, 2000.

                                                    Original Signature on file
                                                    --------------------------
                                                    James D. Haggard, Secretary